Exhibit 99.1

                                  PRESS RELEASE

              GLOBAL NUTECH, INC. SUBSIDIARY SIGNS LETTER OF INTENT
                 FOR JOINT VENTURE INVOLVING 25 TEXAS OIL WELLS

Huntington Beach, CA - Marketwire- April 11, 2011 - Global NuTech, Inc. (OTCBB:
BOCL) (www.globalnutechinc.com) announced today that the Company's wholly owned subsidiary, NuTec Energy, Inc., has signed a non-binding letter of intent to form a joint venture with Wagley Oil & Gas, Inc. involving 25 oil and gas wells in Texas. The wells include formerly producing shut-in wells and currently producing wells.

NuTec Energy intends this proposed transaction to be a continuation of an aggressive program to invest in existing and marginal production oil wells and to use proprietary fluid technology to rejuvenate the production of these wells.

E. G. Marchi, President of Global NuTech, Inc., stated, "This proposed joint venture continues our new program to acquire existing and marginal production oil wells and to use proprietary technology to improve the production of these wells. We look forward to finalizing this joint venture and moving forward with our involvement in energy producing assets in the USA and Canada."

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) provides marketing and distribution for a variety of commercial and consumer products including the Agrigenic Food Company's Biotec Foods(R) (www.biotecfoods.com), Biomed Foods(R) (www.biomedfoods.com) and Biovet International(R) (www.biovet.net) lines of dietary and nutritional supplements. Additionally, our wholly owned subsidiary, NuTec Energy, Inc., will engage in operations to maximize oil production in marginal wells as wells as drilling shallow wells in known production areas with a low risk of a dry well.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with cleaning fluid and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact: E. G. Marchi (714) 373-1930